AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUALITY SYSTEMS, INC.

BUD MERGER SUB, LLC

AND

LACKLAND ACQUISITION II, LLC

dba Healthcare Strategic Initiatives

May 16, 2008

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-ii-

Disclosure Schedule
Exhibit A - Member Transmittal Letter
Exhibit B – Membership Interest Conversion Calculation
Exhibit C – Calculations of Assumed Distributions to Members
Exhibit D – Accounting Policies
Exhibit E – Escrow Agreement
Exhibit F – Form of Legal Opinion of the Company’s Counsel
Exhibit G – InfoNow License Agreement (form of)
Exhibit H – Form of Legal Opinion of the Parent’s Counsel
Exhibit I – Earnout Calculation Examples
Exhibit J – Earnout Payment Definitions

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AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 16, 2008 by and among (i) QUALITY SYSTEMS, INC., a California corporation (the “Parent”), (ii) BUD MERGER SUB, LLC, a Missouri limited liability company and a wholly-owned subsidiary of the Parent (the “Merger Sub”), (iii) LACKLAND ACQUISITION II, LLC, dba Healthcare Strategic Initiatives, a Missouri limited liability company (the “Company”), and (iv) the Members of the Company who have executed this Agreement (each an “Indemnifying Member” and collectively, the “Indemnifying Members”).

          This Agreement contemplates a merger of the Merger Sub with and into the Company with the Company as the surviving entity. In such merger, the Members will receive cash and Parent Stock in exchange for their Membership Interests in the Company.

          Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

          1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company. From and after the Effective Time, the separate company existence of the Merger Sub shall cease and the Company shall continue as the Surviving Company. The Merger shall have the effect set forth in Section 347.133 of the Missouri Revised Statutes (the “MRS”).

          1.2 The Closing. The Closing shall take place at the offices of Rutan & Tucker, LLP, Costa Mesa, California, or at such other place as the Company and Parent may mutually agree in writing, commencing at 10:00 a.m. local time on the third Business Day following the date on which the last of the conditions set forth in Article VI have been satisfied or waived (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions) or on such other date as the Parent and the Company may mutually agree in writing (the “Closing Date”).

          1.3 Actions at the Closing.

                    (a) At the Closing:

                              (i) the Company shall deliver to the Parent the various certificates, instruments and documents referred to in Section 6.1 of this Agreement;

                              (ii) the Parent and/or Merger Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.2 of this Agreement; and

                              (iii) the Surviving Company shall file the Notice of Merger with the Missouri Secretary of State.

                    (b) At or prior to the Closing, each Member, shall deliver to the Parent an appropriate letter of transmittal and instruction of any documentation or certification, if any, of such Member’s Membership Interests (each, a “Member Transmittal Letter”) substantially in the form attached hereto as Exhibit A;

                    (c) Commencing at the Effective Time, immediately upon receipt of a properly completed Member Transmittal Letter from a Member the Parent shall pay to such Member: (A) by wire transfer of immediately available funds to an account designated by such Member in the Member Transmittal Letter the cash portion of the Closing Amount; and (B) by delivery (or electronic transfer) from the Parent’s transfer agent, to each Member the Parent Stock portion of the Closing Amount; into which such Member’s Membership Interests are converted or exchanged pursuant to Section 1.5(a);

                    (d) At the Effective Time, the Parent shall deposit the cash and Parent Stock in to the Escrow Fund account with the Escrow Agent in accordance with Section 1.8.

          1.4 Additional Action. The Surviving Company may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company or the Merger Sub, in order to consummate the series of transactions contemplated by this Agreement.

          1.5 Conversion of Membership Interests; Purchase Consideration. At the Effective Time, by virtue of the Merger without any further action on the part of any Party or holder of any of the Membership Interests:

                    (a) Each Membership Interest shall be converted, in accordance with the formula set forth in Exhibit B attached hereto, into the right to receive a pro-rata portion, relative to all outstanding Membership Interests, of the Aggregate Transaction Consideration which shall be payable, without interest, at any time in which a portion of the Aggregate Transaction Consideration is distributed in accordance with the provisions of this Agreement or the Escrow Agreement (each a “Payment Date”).

                    (b) Whenever cash payments are due by the Parent under this Agreement, Parent shall pay each Member by wire transfer of immediately available funds to the account designated by such Member in his or her Member Transmittal Letter, the amount determined in accordance with the preceding provision of Section 1.5(a).

                    (c) One hundred percent (100%) of the membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one hundred percent (100%) of the Membership Interests of the Surviving Company.

                    (d) For illustrative purposes only, a spreadsheet showing the calculations for the assumed distributions to each Member is set forth on Exhibit C attached hereto.

          1.6 Closing Amount Adjustment.

                    (a) Estimated Net Debt.

                              (i) The Closing Amount will be adjusted downward by the amount, if any, by which the Estimated Net Debt as of the Closing is greater than Three Million Six Hundred Fifty-five Thousand Two Hundred Six Dollars ($3,655,206).

                              (ii) Two Business Days before the anticipated Closing Date, the Company will deliver to Parent a certificate setting forth, as of the date thereof, an estimate of the amount of Cash and Debt expected as of the Closing Date (on a pro forma basis giving effect to the transactions contemplated by the Agreement)(the difference between such Debt less Cash, the “Estimated Net Debt”). The amount of Debt will be itemized by creditor, with supporting detail, and the amount of Cash will specify cash on hand and each cash equivalent, with supporting detail. If the amount of Estimated Net Debt as of the Closing Date is more than Three Million Six Hundred Fifty-five Thousand Two Hundred Six Dollars ($3,655,206) (the “Target Net Debt”), the cash portion of the Closing Amount will be reduced by the amount of such excess (the amount of such decrease, if any, shall be referred to as the “Estimated Net Debt Adjustment”). Under no circumstances shall the amount of Debt be in excess of $3,750,000 (the “Maximum Allowable Closing Debt”) unless such restriction is waived in writing by Parent.

                    (b) Estimated Working Capital Adjustment

                              (i) The Closing Amount will be adjusted downward by the amount by which Estimated Closing Date Working Capital is less than a negative ($586,103) exclusive of $385,000 subordinated member debt owing to Maxine Hirsch (the “Target Working Capital”).

                              (ii) Two Business Days before the anticipated Closing Date, the Company will deliver to Parent a certificate setting forth, as of the date thereof, an estimate of the Closing Date Working Capital (the “Estimated Working Capital”), with supporting detail. If the Estimated Working Capital set forth in such certificate is less than the Target Working Capital, the cash portion of the Closing Amount will be decreased by such shortfall (the amount of such decrease shall be referred to as the “Estimated Working Capital Adjustment”).

                    (c) Closing Amount Adjustment. Within five (5) Business Days after the final determination of the Final Balance Sheet pursuant to Section 1.6(d) of this Agreement, the Closing Amount will be adjusted again (the amount of any such adjustment shall be referred to as the “Closing Amount Adjustment”) and the Members will make such payments to the Surviving Company as are necessary, if any, as follows: (i) an amount equal to that amount by which the Estimated Net Debt is less than the Net Debt reflected on such Final Balance Sheet (only in the event that Net Debt is greater than the Target Net Debt); and (ii) an amount equal to that amount by which the Estimated Working Capital is greater than the Closing Date Working Capital reflected on such Final Balance Sheet (only in the event that Closing Date Working Capital is less than Target Working Capital). In the event a Closing Amount Adjustment is due to the Parent hereunder, the amount shall be disbursed (i) first, from the cash portion of the Escrow Fund, (ii) second, from the Parent Stock portion of the Escrow Fund (valued using the Escrow Stock Valuation), (iii) third, to the extent the Escrow Fund is insufficient to pay in full such Closing Amount Adjustment, from any other amounts of the Aggregate Transaction Consideration payable to the Members hereunder, whether by right of setoff or otherwise upon notice of such election to the Member Representatives, or (iii) fourth, if amounts of the Aggregate Transaction Consideration payable hereunder are not sufficient, upon demand from the Indemnifying Members. No Closing Amount Adjustment shall be paid or due to any of the Members.

                    (d) Adjustment Procedures. The adjustments described in Section 1.6(c) will be determined as follows:

                              (i) Within fifty (50) days after the Closing Date, the Parent shall prepare, in accordance with GAAP, and deliver to the Member Representatives a balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”). The parties acknowledge and agree that, for purposes of determining the Closing Amount Adjustment pursuant to this Section 1.6(d)(i), the Final Balance Sheet shall be prepared on a basis consistent with and utilizing the same principles, practices and policies of the Company, as those used in preparing the Most Recent Balance Sheet, subject to the Accounting Policies. The Parties acknowledge and agree that the items listed on Section 1.6(d)(i) of the Disclosure Schedules shall be included on the Final Balance Sheet.

                              (ii) Upon receipt of the Final Balance Sheet, the Member Representatives and any professionals chosen by them shall have the right to review the Surviving Company’s books and records relating to, and the work papers of the Parent and its advisors utilized in preparing the Final Balance Sheet. The Final Balance Sheet shall be binding for purposes of the Closing Amount Adjustment unless the Member Representatives present to the Parent within 20 Business Days after receipt of the Final Balance Sheet from the Parent written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

                              (iii) If the Member Representatives deliver a timely notice of disagreement, the Parent and the Member Representatives shall attempt in good faith during the thirty (30) days immediately following the Parent’s receipt of timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such 30-day period, the Parent and the Member Representatives have not resolved their disagreements regarding the Final Balance Sheet, the Parent and the Member Representatives shall refer the items of disagreement for final determination to the Orange County, California office of a regional accounting firm which is mutually acceptable to the Parent and the Member Representatives (the “Adjustment Accountants”). However, if the Parent and Member Representatives are unable to agree on such a firm which is willing to so serve, the Parent shall deliver to the Member Representatives a list of three independent California regional accounting firms with offices in Orange County, California, that are not currently nor have they been during the past five (5) years, auditors, tax advisors or other consultants to the Parent (or Parent’s then current subsidiaries, officers, or directors), the Company or the Member Representatives, and the Member Representatives shall select one of such three firms to be the Adjustment Accountants within five (5) Business Days. The parties will be reasonably available for such firm, and shall instruct such firm to render a final determination within the 20 days immediately following the referral to the Adjustment Accountants. The Final Balance Sheet shall be deemed to be conclusive and binding on the Parent and the Members upon (A) the failure of the Member Representatives to deliver to the Parent a notice of disagreement within 20 Business Days of their receipt of the Final Balance Sheet prepared by the Buyer, (B) resolution of any disagreement by mutual agreement of the Parent and the Member Representatives after a timely notice of disagreement has been delivered to the Parent, or (C) notification by the Adjustment Accountants of their final determination of the items of disagreement submitted to them.

                    (e) The fees and disbursements of the Adjustment Accountants under this Section 1.6(e) shall be paid by the Parent, on the one hand, and the Members, on the other hand, based on their Pro Rata Award. In the event the Members are obligated to pay the fees and disbursements of the Adjustment Accountants hereunder, such amounts shall be disbursed (i) first, from the cash portion of the Escrow Fund, (ii) second, to the extent the cash portion of the Escrow Fund is insufficient to pay in full such Closing Amount Adjustment, then from the Parent Stock portion of the Escrow Fund (valued using the Escrow Stock Valuation), (iii) third, from any other amounts of the Aggregate Transaction Consideration payable to the Members hereunder, whether by right of setoff or otherwise, or (iv) fourth, if amounts payable hereunder are not sufficient, upon demand by Parent, from the Indemnifying Members.

          1.7 Earnout Payment.

                    (a) Within fifty (50) days after the second anniversary of the Closing Date (which two year period from the Closing Date shall be referred to as the “Earnout Period”), the Parent will determine in good faith a contingent payment for such Earnout Period in an amount not to exceed $1,000,000 (the “Earnout Payment”) (subject to the additional $650,000 earnout override described below (the “Earnout Override”) and deliver a written certificate containing a calculation of such amount specifying in reasonable detail the elements of each component thereof (the “Earnout Certificate”)) as set forth herein such that the Member Representatives can confirm such calculation was made pursuant to the terms of this Agreement, GAAP and subject to the Accounting Policies. The Earnout Payment and Earnout Override shall be divided into two equal parts with each part separately earned independent of the other part except as set forth in the criteria set forth below:

(i) the revenue earnout which shall account for 50% of the possible Earnout Payment and, if applicable, the Earnout Override, and

(ii) the income earnout which shall account for the other 50% of the possible Earnout Payment and, if applicable, the Earnout Override. The determination of the Earnout Payment and Earnout Override shall be made in accordance with the following terms and conditions set forth in this Section 1.7:

Earnout Payment Definitions:

                              The definitions of (i) Fiscal Year 2009 Earnout Targets, (ii) Fiscal Year 2010 Earnout Targets, and (iii) Aggregate Fiscal Year 2009/2010 Earnout Target, are each set forth on Exhibit J attached hereto.

The Earnout calculation:

          1. If, for Fiscal Year 2009, either:

                    (i) the Company’s gross revenues are less than 80% of the Fiscal Year 2009 Revenue Target; or

                    (ii) the Company’s pre-tax income is less than 80% of the Fiscal Year 2009 Income Target;

                    (iii) then, no Earnout Payment or Earnout Override shall be made at the end of the Earnout Period.

          2. If, for Fiscal Year 2010, either:

                    (i) the Company’s gross revenues are less than 80% of the Fiscal Year 2010 Revenue Target; or

                    (ii) the Company’s pre-tax income is less than 80% of the Fiscal Year 2010 Income Target;

                    (iii) then, no Earnout Payment or Earnout Override shall be made at the end of the Earnout Period.

          3. If:

                    (i) for Fiscal Year 2009, (A) the Company achieves at least 80% of the Fiscal Year 2009 Revenue Target, and (B) the Company achieves at least 80% of the Fiscal Year 2009 Income Target; and

                    (ii) for Fiscal Year 2010, (A) the Company achieves at least 80% of the Fiscal Year 2010 Revenue Target, and (B) the Company achieves at least 80% of the Fiscal Year 2010 Income Target,

                    (iii) then, the Earnout Payment shall be made at the end of the Earnout Period according to the following (the amounts set forth are examples of data points along the continuum; it being the intention of the parties that the amounts are to be calculated on a continuous, linear basis – (for example, in the first table immediately below, a percentage of Fiscal Year 2009/2010 Aggregate Gross Revenue of 82.5 in the first column would result in percentage of Revenue Earnout Earned of 56.25):

          Revenue Earnout Calculation

Percentage of Fiscal Year 2009/2010 Aggregate Gross Revenue	Percentage of Revenue Earnout Earned

80	50
85	62.5
90	75
95	87.5
100	100

          Income Earnout Calculation

Percentage of Fiscal Year 2009/2010 Aggregate Pre-Tax Income	Percentage of Income Earnout Earned

80	50
85	62.5
90	75
95	87.5
100	100

The Earnout Override:

          Subject to the conditions of parts 1., 2. and 3. set forth under the “The Earnout calculation” paragraph of this Section 1.7 (see above), the following Earnout Override Payments may be made:

          4. If the Company achieves 115% or greater of its Fiscal Year 2009/2010 Aggregate Revenue Target, $325,000 shall be paid pursuant to the Earnout Override; and

          5. If the Company achieves 115% or greater of its Fiscal Year 2009/2010 Aggregate Pre-Tax Income Target, $325,000 shall be paid pursuant to the Earnout Override.

          6. Provided, however, that in no case shall the total Earnout Payments (inclusive of the Earnout Override set forth in parts 4 and 5 immediately above) under this Agreement exceed, in the aggregate, $1,650,000.

          7. Examples of possible outcomes for the Earnout and Earnout Override are set forth on Exhibit I attached hereto.

                    (b) Dispute Resolution.

                              (i) The amount of the Earnout Payment and Earnout Override set forth in the Earnout Certificate shall be binding on the Members unless the Member Representatives present to the Parent within thirty (30) days after receipt of the Earnout Certificate written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement. Upon receipt of the Earnout Certificate, the Member Representatives and any professionals chosen by them shall have the right to review the Surviving Company’s books and records relating to any information contained in or related to the Earnout Certificate. If the Member Representatives deliver a timely notice of disagreement, Parent and the Member Representatives shall attempt in good faith during the sixty (60) days immediately following the Parent’s receipt of the Member Representatives’ timely notice of disagreement to resolve any disagreement with respect to such Earnout Payment or Earnout Override.

                              (ii) If, at the end of the 60-day period referenced in subsection (i) above, Parent and the Member Representatives have not resolved all disagreements with respect to whether the calculation of the Earnout Payment or the Earnout Override is in accordance with the terms of Section 1.7 of this Agreement, GAAP, and the Accounting Policies, Parent and the Member Representatives will refer the items of disagreement to the Orange County, California office of a regional Orange County, California accounting firm mutually acceptable to the Parent and the Member Representatives (the “Earnout Accountants”) for final determination. However, if the Parent and the Member Representatives are unable to agree on an accounting firm willing to so serve, the Parent shall deliver to the Member Representatives a list of three independent

Orange County, California regional accounting firms that are not (and have not been for the past five (5) years) auditors, tax advisors or other consultants to the Parent (or its then current subsidiaries, officers or directors) or any of its Affiliates or the Company or the Member Representatives or their respective Affiliates, and the Member Representatives shall select one of such three firms to be the Earnout Accountants within five (5) Business Days. The parties will be reasonably available for such firm, and shall instruct such firm to render a final determination and work diligently to facilitate the Earnout Payment and Earnout Override within the 30-day period immediately following the referral to the Earnout Accountants. The Earnout Accountants, Parent and the Member Representatives will enter into such engagement letters as required by the Earnout Accountants to perform under this Section 1.7(c)(ii). The determination of the Earnout Accountants will be final and binding on the Parties. The fees and disbursements of the Earnout Accountants under this Section 1.7(c)(ii) will be paid by the Parent, on the one hand, and the Member, on the other hand, based on their Pro Rata Award. If any amount is payable by the Members, such amount will be (i) first deducted from the Earnout Payments and Earnout Overrides, if any, (ii) second, from the cash portion of the Escrow Fund, (iii) third, to the extent the cash portion of the Escrow Fund is insufficient to pay in full such fees, then from the Parent Stock portion of the Escrow Fund (valued using the Escrow Stock Valuation), and (iv) fourth, if amounts payable in this Section 6(b)(ii) are still not sufficient, from the Indemnifying Members.

                    (c) Conduct of Business.

                              (i) Parent is entitled to manage and operate the Surviving Company and its businesses in its sole and absolute discretion; provided, however, that (i) Parent will not make any special allocations of expenses or deferrals of revenue with respect to the Surviving Company outside the historical, usual and customary business and accounting practices of Parent with a view toward negatively impacting the Earnout Payment and Earnout Override and (ii) Parent will not cause the Surviving Company to share the burden of “Corporate” allocations of overhead as historically accounted for by Parent.

                              (ii) The Parties acknowledge and agree that, unless otherwise agreed to in writing by each of Parent and the Member Representatives, in its and their sole discretion, during the Earnout Period, Parent will not cause to be operated through the Surviving Company any business other than the Business as of the Closing Date.

                              (iii) Parent will maintain or cause to be maintained separate or otherwise identifiable (e.g., in the case of a shared general ledger) books and records for the Surviving Company at all times during the Earnout Period in a manner reasonably necessary for the financial statements of the Surviving Company to be prepared in accordance with GAAP (and in a manner consistent with the Accounting Policies) and the Earnout Payment and Earnout Override to be readily calculable therefrom. In calculating the Earnout Payment and Earnout Override, Parent shall use the same Accounting Policies, procedures, policies, methods, elections and allocations as were used in preparing the Final Balance Sheet.

                    (d) The Earnout Payment and the Earnout Override, if any, shall be paid to the Members within fourteen (14) calendar days after such amounts have been determined for the Earnout Period, in the manner set forth under Section 1.5(b).

                    (e) The Parties agree to discuss in good faith any issues concerning the Earnout and Earnout Override as administered pursuant to this Section 1.7.

          1.8 Escrow.

                    (a) Escrow Fund. On the Closing Date, the Parent or the Merger Sub shall deposit with the Escrow Agent the Escrow Fund. The Escrow Fund shall represent contingent Aggregate Transaction Consideration payable to the Members hereunder to the extent the Escrow Fund has not been reduced by operation of this Agreement or in accordance with the Escrow Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held until the second anniversary of the Closing Date (except as specifically provided in Section 1.8(a)(ii), below) as a trust fund and shall not be subject to any lien, attachment trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and as otherwise set forth herein; provided, however, notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement (i) one-third of all shares of Parent Stock then in the Escrow Fund shall be released therefrom on the first anniversary of the Closing Date and (ii) One Million Four Hundred Thousand Dollars ($1,400,000) of Escrowed Parent Stock, valued using the Escrow Stock Valuation, shall be released on the earlier of (A) the fifth anniversary of the Closing Date; or (B) upon joint agreement of Parent and the Member Representatives confirming the termination or other final resolution of the “Coding Activities” matter with respect to the Company (as referenced in the Disclosure Schedule) has occurred.

                    (b) The adoption of this Agreement and the approval of the Merger by the Members shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Member Representatives to act on behalf of the Members.

          1.9 Articles of Organization and Operating Agreement of Surviving Company.

                    (a) The Articles of Organization of the Surviving Company immediately following the Effective Time shall be the same as the Articles of Organization of the Company immediately prior to the Effective Time.

                    (b) The Operating Agreement of the Company immediately following the Effective Time shall be the same as the Operating Agreement of the Company immediately prior to the Effective Time.

          1.10 No Further Rights. From and after the Effective Time, membership interests of the Merger Sub shall be deemed to be outstanding, and holders of certificates, if any, or evidence of Merger Sub ownership shall cease to have any rights with respect thereto except as provided herein or by law.

          1.11 Member Releases.

                    (a) Effective as of the Closing, each of the Indemnifying Members agrees not to sue and fully releases and discharges the Company and its Members, managers, officers,

assigns and successors, past and present (collectively, “Releasees”), with respect to and from any and all claims, issuances of the Company’s units, notes or other securities, any demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which each Indemnifying Member now owns or holds or has at any time owned or held against Releasees connected with or relating to any matter occurring on or prior to the Closing Date; provided, however, that nothing in this Section 1.11 will be deemed to constitute a release by any Indemnifying Member of any right or claim of such Indemnifying Member arising out of this Agreement or any agreement entered into in connection with this Agreement or any employee benefit plan of the Company which benefit is separately disclosed on the Disclosure Schedule and identifying the Indemnifying Member entitled to such benefit.

                    (b) It is the intention of each Indemnifying Member that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified.

          1.12 Company Closing Expenses. At the Closing, subject to Section 5.7, Company shall cause the payment of the Company Closing Expenses directly to those Persons designated in writing on Section 1.12 of the Disclosure Schedule as being entitled thereto. The Company and the Member Representatives hereby represents and warrants that there will be no other Company Closing Expenses owed except to those parties set forth in Section 1.12 of the Disclosure Schedule as the same may be updated from time to time with Parent’s prior written consent (which shall not be unreasonably withheld). The Company Closing Expenses shall be taken in to account in the computation of the Final Balance Sheet under Section 1.6(d).

          1.13 Appointment of Member Representatives.

                    (a) The Member Representatives are hereby authorized to act as the Members’ representatives and agents for all purposes under this Agreement, including all agreements and documents annexed as Exhibits hereto.

                    (b) Should either or both Member Representatives resign or be unable to serve, the Member or Members having received a majority of the Aggregate Transaction Consideration distributed as of the latest Payment Date shall appoint a single substitute agent to take on the responsibilities of the Member Representatives, whose appointment shall be effective on the date of the prior Members Representative’s resignation or incapacity.

                    (c) By way of illustration only, and without limitation, the Member Representatives shall have the authority to (i) execute on behalf of each Member, as fully as if the Members were acting on their own behalf, any and all documents and agreements referred to herein, including the Escrow Agreement as the Members’ representative, (ii) give and receive notice or instructions permitted or required under this Agreement or the Escrow Agreement, (iii) authorize the release of the amounts held in the Escrow Fund to pay any Claimed Amount, or (iv) to undertake any actions with respect to the resolution of a Dispute or any disagreement with respect to the amount of any Earnout Payment or Earnout Override, including partaking in any dispute resolution process.

                    (d) Any notice, direction or communication received by Parent, Merger Sub or the Surviving Company from the Member Representatives, or delivered to the Member Representatives by Parent, Merger Sub or the Surviving Company, shall be binding upon the Members, and each of them. The Member Representatives shall act in all matters on behalf of the Members and Parent and Merger Sub and, after the Effective Time, the Surviving Company shall be entitled to rely on the actions of the Member Representatives hereunder acting in concert or alone as the actions of the Members. Parent, Merger Sub and the Surviving Company may deliver notices and communications to the Members hereunder through the Member Representatives at the address set forth in this Agreement for notices, and such delivery shall be deemed to have been made to any or all of the Members. None of Parent, Merger Sub nor the Surviving Company shall pay any costs or expenses incurred by the Member Representatives in carrying out their obligations hereunder. Each of Parent, Merger Sub and the Surviving Company consents to the appointment of the Member Representatives to act as described hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Parent that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company shall have the right to supplement and update the Disclosure Schedule to reflect events that have occurred between the date of this Agreement and the Closing and could not have been disclosed at the date of this Agreement; provided, however, that no such supplemental or updated information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any breach of representation or warranty made by the Company as of the date of this Agreement; and provided, further, however, that such right shall not be deemed in any way to waive, modify or amend the condition to Closing set forth in Section 6.1(i) hereof unless the Parent expressly waives the condition in writing. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall be deemed to be listed or disclosed on other sections of the Disclosure Schedule to the extent such disclosure is either (i) appropriately cross referenced in the other applicable sections or (ii) clear and unambiguous that such disclosure is applicable to the other sections and subsections of the Disclosure Schedule.

          2.1 Organization, Qualification and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so authorized, qualified or licensed would not result in a Material Adverse Effect. The Company has all requisite company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Parent true, complete and correct copies of its Articles of Organization and Operating Agreement. The Company is not in default under or in violation of any provision of its Articles of Organization or Operating Agreement.

          2.2 Capitalization.

                    (a) Section 2.2(a) of the Disclosure Schedule sets forth the authorized and outstanding Membership Interests of the Company which consists of such ownership interests in the Company as set forth in the Operating Agreement.

                    (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the Members, showing the percentage of Membership Interests, and the class or series, if any, of such Membership Interests, held by each Member. No outstanding Membership Interests constitute restricted Membership Interests or are otherwise subject to a repurchase or redemption right, indicating the name of the applicable Member, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding Membership Interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Membership Interests and securities of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws. None of the issued and outstanding Membership Interests are certificated.

                    (c) The Company does not have any Membership Interest Purchase Plans.

                    (d) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Membership Interest of the Company is authorized or outstanding. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Membership Interest, any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Membership Interest or any subinterest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized Membership Interest appreciation, phantom Membership Interest or similar rights with respect to the Company.

                    (e) Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no outstanding agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the Membership Interests of the Company.

          2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of the Company, except for the Requisite Member Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2.4 Noncontravention. Subject to the filing of the Notice of Merger as required by the MRS and the receipt of the Requisite Member Approval, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Organization or Operating Agreement of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument of a value in excess of $50,000 per year or duration in excess of 12 months, to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

          2.5 Subsidiaries. Except as disclosed in Section 2.5 of the Disclosure Schedule, neither the Company, nor its Members that are to become employees of the Surviving Company as part of the transactions contemplated hereby, have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, other than (i) as a passive investor who does no more than hold such investor’s investment in the entity and does not directly or indirectly render services or advice to such entity, and (ii) outside the area and market in which the Business is conducted.

          2.6 Financial Statements. The Company has provided to the Parent the Financial Statements, copies of which are attached to Section 2.6 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements are subject to normal recurring year-end adjustments (which will not be material) and do not include notes.

          2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, the Company has operated its business only in the Ordinary Course of Business, and, except as set forth on Section 2.7 of the Disclosure Schedule:

                    (a) the Company has not incurred any Debt other than changes in the principal balance of the Company’s line of credit;

                    (b) the Company has not made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;

                    (c) the Company has not created any Security Interest on any of its assets, tangible or intangible;

                    (d) except for sales to customers of the Company’s products and services in the Ordinary Course of Business, the Company has not sold, assigned or transferred any of its tangible assets;

                    (e) the Company has not entered into or amended (i) any customer agreement with a Person that is a Significant Person or (ii) any agreement, other than a customer agreement, that is or would be a Material Contract;

                    (f) the Company has not (i) entered into or amended any employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or increased the payments to or benefits under, any profit sharing, bonus, thrift, option, deferred compensation, savings, insurance, restricted equity, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees or (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors, officers or employees, other than in the Ordinary Course of Business;

                    (g) the Company has not (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

                    (h) the Company has conducted and reflected in its books and records each transaction referenced in Section 2.26 of the Disclosure Schedule on an arm’s-length basis;

                    (i) there has been no change, event or development that has individually or in the aggregate, a Material Adverse Effect;

                    (j) there has not been any material casualty, loss, damage or destruction (whether or not covered by insurance) to any asset of the Company;

                    (k) the Company has not made any single expenditure or commitment to purchase personal property or for additions to property, plant and equipment in excess of $10,000;

                    (l) the Company has not issued, sold or otherwise disposed of any debenture, note, or Equity Interest or modified or amended any right of any holder thereof;

                    (m) the Company has not amended, terminated, waived, disposed of, or permitted to lapse, any material Permit;

                    (n) there has not been any amendment to the Articles of Organization or Operating Agreement of the Company; and

                    (o) the Company has not materially altered the nature of its business or business plan.

          2.8 Undisclosed Liabilities. Except as provided in Section 2.8 of the Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown or reserved for on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) liabilities incurred in connection with the negotiation of this Agreement and specifically set forth in Section 2.8 of the Disclosure Schedule and clearly identified as “liabilities not reflected on the Most Recent Balance Sheet”, (d) liabilities specifically and clearly set forth in other sections of the Disclosure Schedule and clearly identified as “liabilities not reflected on the Most Recent Balance Sheet”, and (e) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or that would not otherwise be required to be disclosed in the notes of the Company’s financial statements if such notes had been prepared.

          2.9 Taxes.

                    (a) The Company has properly filed on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all respects and it has set forth in Section 2.9(a) of the Disclosure Schedule a list of all such Tax Returns that it is required to file. Except as set forth in Section 2.9(a) of the Disclosure Schedule, the Company has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

                    (b) Except as set forth on Section 2.9(b) of the Disclosure Schedule, the unpaid Taxes of the Company for periods ended on or prior to the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.

                    (c) The Company is not and has never been taxed as a corporation or association taxable as a corporation under the Code or the laws of any state. The Corporation is not and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. The Company has no actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise for any Taxes of any Person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period). The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

                    (d) The Company has delivered to the Parent (i) complete and correct copies of all income Tax Returns of the Company relating to income Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired beginning on or after January 1, 2004, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, and pending ruling requests submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The income Tax Returns of the Company for the period beginning after January 1, 2004 have not been audited by the Internal Revenue Service or other applicable Governmental Entity or are closed by the applicable statute of limitations for all periods through and including the Taxable period specified in Section 2.9(d) of the Disclosure Schedule. The Company has delivered or made available to the Parent complete and correct copies of all other Tax Returns of the Company relating to Taxes for all Taxable periods beginning on or after January 1, 2004. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

                    (e) The Company has not (i) waived any statute of limitations which waiver is still in effect with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

                    (f) The Company is not a party to any Tax litigation. The Company is not nor has it ever been a party to any specific transaction which will result in the imposition of penalties upon the Company by any taxing authority.

                    (g) There are no Security Interests or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

                    (h) The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).

                    (i) No Member holds Membership Interests that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Member of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Member with respect to which the Parent or the Company would be required to deduct or withhold any Taxes.

                    (j) None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

                    (k) The Company is not subject to (i) any change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) any installment sale or open transaction disposition made on or prior to the Closing Date. The Company will include in its income tax returns for periods ending on or prior to the Closing Date any prepaid amounts received on or prior to the Closing Date. The Company currently utilizes, the cash method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

                    (l) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

                    (m) Section 2.9(m) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, or, is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has on or after January 1, 2004 sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

          2.10 Assets.

                    (a) Except as set forth in Section 2.10(a) of the Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently contemplated to be conducted by any business plans or projections delivered by the Company to the Parent. Each such tangible asset material to the operation of the Company’s business is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and contemplated to be used per such business plan.

                    (b) Section 2.10(b) of the Disclosure Schedule lists (i) all fixed assets (within the meaning of GAAP) of the Company having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company whose book value exceeds $5,000.

                    (c) Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner to maintain such item will have been discharged in full and no additional amounts will be due and owing thereunder.

          2.11 Owned Real Property. The Company does not own, and has never owned, any real property.

          2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Parent complete and accurate copies of the Leases. With respect to each Lease:

                    (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

                    (b) except as disclosed on Section 2.12 of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

                    (c) the Company is not in material breach or violation of, or material default under, any such Lease, and to the Company’s Knowledge no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease and to the Knowledge of the Company, each parcel of Leased Real Property is in compliance in all material respects with all applicable Laws and Governmental Orders. The Lease for each parcel of Leased Real Property is in full force and effect, there are no material defaults under such leases by the Company, or, to the Knowledge of the Company, any other party to such leases;

                    (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

                    (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                    (f) based on the Company’s experience during the past full fiscal year and up to the Closing Date, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

                    (g) to the Company’s Knowledge, there is not any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which materially impairs the current uses or the occupancy by the Company of the property subject thereto; and

                    (h) other than the rental payment amounts set forth in Section 2.12 of the Disclosure Schedule, no other amounts are owed by the Company with respect to any parcel of Leased Real Property.

          2.13 Intellectual Property.

                    (a) Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor owned or used by the Company.

                    (b) The Company owns or has the right to use all Company Intellectual Property reasonably necessary (i) to use, sell, market and distribute the Customer Deliverables and (ii) to operate the Business. Each item of Company Intellectual Property will be owned or available for use by the Surviving Company immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Company Intellectual Property owned by the Company and, to the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property.

                    (c) None of the Company Intellectual Property, Customer Deliverables, or the sale, marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. No complaint, claim or notice, or threat thereof, has been received by the Company alleging any infringement, violation or misappropriation. The Company has provided to the Parent complete access to all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

                    (d) The Company not has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property or any Intellectual Property owned by a party other than the Company. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables. The Company is not, nor will it or any party hereto be as a result of the execution and delivery of this Agreement or the performances of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

                    (e) Section 2.13(e) of the Disclosure Schedule identifies each item of Intellectual Property used or possessed by the Company that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by or to the Company pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses). The Company is a party to all necessary licenses or other agreements necessary to properly use the Intellectual Property which it currently uses in the Business (in both type and number of licenses and whether off-the-shelf, shrink wrap or otherwise) and all such licenses are fully paid (or accrued for) and cover all the software and other Intellectual Property used by the Company in the Business.

                    (f) All of the copyrightable materials (but excluding materials created, developed or otherwise provided by a third party) embedded in, or integrated in, incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company, or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

                    (g) The Customer Deliverables, the Internal Systems, and the Company Intellectual Property are free from significant defects or programming errors, and conform in all material respects to the written documentation and specifications therefore.

                    (h) The Internal Systems, Customer Deliverables, and the Company Intellectual Property currently used by the Company to provide products and services to their customers are fully adequate for the business of the Company as of the date of this Agreement.

          2.14 Contracts.

                    (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (each, a “Material Contract”):

                               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum and the expiration date of the term of each such agreement;

                              (ii) any agreement (or group of related agreements) with software vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Company’s services of products;

                              (iii) any agreement concerning confidentiality (A) with respect to such agreement’s existence or the existence of an existing customer or vendor agreement, or (B) containing covenants restraining or limiting the freedom of the Company to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that would be expected, following the Closing, to restrain or limit the freedom of the Parent or the Surviving Company to engage in any line of business in which it currently engages or, in the course of such activity, compete with any Person;

                              (iv) any agreement containing a right of first refusal;

                              (v) any agreement (or group of related agreements) that is terminable upon or prohibits a change in ownership or control of the Company, or that requires consent in connection with a change in ownership or control of the Company;

                              (vi) any agreement (or group of related agreements) that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind;

                               (vii) any agreement (or group of related agreements) that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company, or the exclusive or a preferred recipient of any product or service of the Company during any period of time or that otherwise involves the granting by the Company to any Person of exclusive or preferred rights of any kind;

                               (viii) any agreement (or group of related agreements) in which a party has agreed to purchase at least $10,000 per year of goods or services or that includes specific service level commitments;

                               (ix) any agreement (or group of related agreements) in which the Company has granted manufacturing rights, “most favored nation” or similar pricing provisions or marketing or distribution rights relating to any products or territory;

                               (x) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                               (xi) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

                               (xii) any employment or consulting agreement;

                               (xiii) any agreement, still in effect, involving any current or former officer, director or Member of the Company or an Affiliate thereof;

                               (xiv) any agreement which contains any provisions requiring the Company to indemnify any other party; and

                               (xv) any other agreement (or group of related agreements) either (A) involving more than $50,000 per year, or (B) that is otherwise material to the Company.

                    (b) The Company has made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule, or with respect to each such unwritten agreement, the Company has provided a detailed description of the terms of such unwritten agreement. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the

Closing; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any material provision of such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default of any material provision of such agreement by the Company or, to the Knowledge of the Company, of any other party under such agreement.

          2.15 Accounts Receivable. Each and all Accounts Receivable are valid receivables enforceable and fully collectible in the ordinary course of business as historically conducted, free and clear of any claim, right of setoff or other dispute, demand or future obligation of any nature whatsoever net of any applicable allowance for doubtful accounts reflected in the Most Recent Balance Sheet. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company has not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or setoff by such account debtor.

          2.16 Powers of Attorney. Except as set forth in Section 2.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

          2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft/crime, casualty, comprehensive general liability, workers compensation, business interruption, environmental, errors and omissions, directors and officers fiduciary liability, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect including the name of the insurer, policy numbers and whether such policy is a claims-made or occurrence policy. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no claim pending or, if having been disclosed, no such claim or existing facts were questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Company has not been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth in Section 2.17 of the Disclosure Schedule. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy except as set forth in Section 2.17 of the Disclosure Schedule. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Company has not failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance.

          2.18 Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no Legal Proceeding which is pending or, to the Knowledge of the Company, has been threatened in writing against the Company. There are no judgments, orders or decrees outstanding against the Company.

          2.19 Warranties.

                    (a) No Customer Deliverable is subject to any guaranty, warranty, right of credit or other indemnity. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of credit and other indemnity provisions during the fiscal year and the interim period covered by the Financial Statements.

                    (b) The Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or proper use of any product manufactured, sold, leased or delivered by the Company.

          2.20 Employees.

                    (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate (or hourly rate, where applicable) of compensation of each such person.

                    (b) The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes during the past five years. The Company has not committed any unfair labor practice during the past five years. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

                    (c) All employee expenses and benefits have been accrued on the Most Recent Balance Sheet for all periods prior to and up through the date thereof.

                    (d) To the Knowledge of the Company, no officer, or Key Employee has any plans to terminate employment with the Company.

          2.21 Employee Benefits.

                    (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans as of the date of this Agreement. Prior to the date of this Agreement, Company has made available to Parent complete and accurate copies of documents embodying each of the Company Plans and related plan documents including (without limitation) plan documents, trust documents, group annuity contracts, plan, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, plan summaries or descriptions, minutes, resolutions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto. With respect to the Company Plans which are subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports and any applicable financial statements, including schedules and reports filed for the last four years. The Company has furnished Parent with the most recent Internal Revenue Service determination, advisory or opinion letter issued with respect to each such Company Plan which is intended to be a qualified plan as described in Code Section 401(a), and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of tax-qualified status of any Company Plan subject to Code Section 401(a).

                    (b) Each Company Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except violations that would not have, individually or in the aggregate, a Material Adverse Effect. The Company and the ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any material default or violation by any other party to, any Company Plan. All contributions which are due and are required to be made by the Company or any ERISA Affiliate have been made within the time period prescribed by ERISA to each Company Plan which is subject to ERISA. All filings and reports required to be made by each Company Plan subject to ERISA were prepared in good faith and timely filed, and the Company has properly and timely filed and distributed or posted all notices and reports to employees or participants in the Company Plans that are required to be filed, distributed or posted by law, other than violations that would not have, individually or in the aggregate, a Material Adverse Effect. There has been no “prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Plan that is not exempt under Section 408 of ERISA. Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plan. With respect to each Company Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred that would, individually or in the aggregate, reasonably be expected to likely result in a Material Adverse Effect. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate and no Company Plan constitutes a security which is required to be registered under applicable state or federal securities laws.

                    (c) No suit, investigation, audit, administrative proceeding, governmental or legal action, or other litigation (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders and similar orders) is pending, or to the Knowledge of the Company is threatened, against or relating to any Company Plan asserting any rights or claims to benefits under any Company Plan, including audit or investigation by the IRS or United States Department of Labor.

                    (d) With respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company Plan (i) has obtained a favorable determination letter from the Internal Revenue Service as to the Company Plan’s qualified status under the Code and as to the exemption from tax under the provisions of Code Section 501(a) of the trust created thereunder, (ii) has been established under a standardized master and prototype or volume submitter plan for which a favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and upon which the adopting employer may rely, or (iii) has time remaining to apply under applicable Treasure Regulations or Internal Revenue Service pronouncements for a determination letter or opinion. Nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Plan subject to Section 401(a) of the Code. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

                    (e) The Company has not nor has any ERISA Affiliate ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” as defined in Section 3(37) of ERISA or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA. With respect to each Company Plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), neither the Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) from any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any such multiemployer plan.

                    (f) With respect to each Company Plan, the Company and each of its ERISA Affiliates have complied in all material respects with the following to the extent applicable to such Company Plan: (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998 and the Newborn and Mother’s Health Protection Act of 1996.

                    (g) All anticipated contributions and funding obligations are accrued on the Company’s financial statements to the extent required by GAAP. The Company has expensed and accrued as a liability the present value of future benefits under each applicable Company Plan for financial reporting purposes to the extent required by GAAP. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan. The Company has no obligation to provide retiree health coverage or other retiree welfare benefits other than continuation coverage required under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

                    (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

                    (i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

                    (j) Each Company Plan may be amended, terminated or otherwise discontinued unilaterally by the Company at any time or after the specified amount of required notice without liability or expense to the, Company (or after the Closing Date, the Parent) or such Company Plan as a result thereof, except insofar as benefits thereunder shall have vested and cannot be modified, in respect of claims incurred prior to such amendment or termination, as may be required under applicable requirements of law, and for reasonable administrative expenses associated with such termination or amendment. No Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending, terminating or otherwise discontinuing any such Company Plan.

                    (k) The Company does not have any (i) agreement with any Member, director, executive officer or other Key Employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or Key Employee; (ii) agreement, plan or arrangement under which, absent the Member vote to be taken pursuant to Section 5.9, any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof); and (iii) agreement or plan binding the Company, including any option plan, appreciation right plan, restricted equity plan, equity purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Any Company Plan which is a “nonqualified deferred compensation plan” as defined in Code Section 409A is either not subject to or exempt from Code Section 409A or is operated and maintained by the Company in good faith compliance in all material respects with Code Section 409A.

                    (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date of this Agreement. The information set forth in Section 2.21(l) of the Disclosure Schedule shall be updated by the Company as of the Closing Date.

                    (m) The Company has correctly classified in all materials respects all individuals who perform services for the Company under the Company Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.

                    (n) With respect to any Company Plan, the Company has not engaged in any reportable transaction under Treas. Reg. §1.6011-4(b), including any transaction that is the same as or substantially similar to any transaction that the Internal Revenue Service has determined to be a tax avoidance transaction and has identified by notice, regulation, or other form of published guidance as a listed transaction under Treas. Reg. §1.6011-4(b).

          2.22 Environmental Matters.

                    (a) The Company has complied in all material respects with all applicable Environmental Laws and Environmental Permits. There is no pending or to the Company’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law and Environmental Permits involving the Company or any properties owned or leased by it.

                    (b) The Company is not, and shall not be, subject to any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

                    (c) There has been no Release of any Hazardous Material on any of the Leased Real Property or on any property formerly owned, leased, used or occupied by the Company in violation of any applicable Environmental Law.

                    (d) There are no Environmental Claims pending or to the Company’s Knowledge threatened against the Company on any of the Leased Real Property.

          2.23 Legal Compliance.

                    (a) Except as set forth in Section 2.23 of the Disclosure Schedule, the Company is currently conducting, and has at all times conducted, its businesses in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Company (including any Affiliates) has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation, including, without limitation, but by way of example only, those laws, rules and regulations governing immigration.

                    (b) Subject to paragraph (c) below, the Company complies with in all material respects and has implemented all such measures required for it to comply, in all material respects, with its obligations as a Covered Entity for its “Health Plan” and as a Business Associate of its “Covered Entity” (as such capitalized terms are defined in HIPAA and the regulations promulgated thereunder), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s (including any Affiliates) compliance with HIPAA is required (collectively, the “HIPAA Commitments”),

                              (i) the Company is in material compliance with the HIPAA Commitments;

                              (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;

                              (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s compliance with the HIPAA Commitments; and

                              (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.

                    (c) The Company has either entered into or made reasonable and good faith efforts to enter into valid, written Business Associate agreements with all customers that are Covered Entities and with all contractors, agents, vendors, suppliers, and service providers that are Business Associates of the Company.

                    (d) Except as set forth in Section 2.23 of the Disclosure Schedule, the Company has not incurred any Damages as a result of or in connection with any matters, legal, regulatory or otherwise, concerning illegal or improper medical coding activities performed by the Company including, but not limited to, the development and/or submission of CPT or other codes for the purposes of billing for medical services to Medicare, Medicaid and/or any third party payer (the “Coding Activities”).

          2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) the top 25 customers of the Company by revenue under contract for the fiscal year ended December 31, 2007 and (b) the top 10 suppliers by expenses incurred for the fiscal year ended December 31, 2007 that are the sole supplier of any significant product or service to the Company (each such customer or supplier, a “Significant Person”).

          2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only material Permits that are required for the Company to conduct its Business as presently conducted or as contemplated to be conducted by any business plans or projections delivered by the Company to the Parent. Each such Permit is in full force and effect; the Company is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened. The Company has no basis for believing that such Permit will not be renewable upon expiration. No notice to or consent from any Person is required under any Permit as a result of the transactions contemplated by this Agreement.

          2.26 Certain Business Relationships With Affiliates. Except as set forth in Section 2.26 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) to the Company’s Knowledge has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

          2.27 Brokers’ Fees. Neither the Company, nor any Member nor any other party with whom or for whom the Company or Members may have contracted has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          2.28 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s Members, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all (i) accounts and safe deposit boxes of the Company (including the name of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box) and the names of persons having signature authority with respect thereto or access thereto and (ii) fees and costs due and payable to third parties with respect to the termination or expiration at any time of any banking, financing or similar facility.

          2.29 Compliance with Healthcare Laws and Regulations.

                    (a) Without limiting the generality of Section 2.23 or any other representation or warranty made by the Company herein, the Company is conducting and has conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its officers, directors or employees has engaged in any activities prohibited under, all applicable civil or criminal statutes, laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, without limitation, (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.

                    (b) The Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any Healthcare Laws and to the Company’s Knowledge it has not received any other notice or communication (written or otherwise) from any Governmental Entity alleging noncompliance with any Healthcare Laws. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information pending against the Company and the Company has no liability (whether actual or contingent) for failure to comply with any Healthcare Laws. To the Company’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability. There has not been any violation of any Healthcare Laws by the Company in its submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action. There is no civil or criminal proceeding pending, or, to the Knowledge of the Company, threatened, relating to the Company or any Company director, officer or employee that involves a matter within or related to Healthcare Laws.

                    (c) Any remuneration (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between the Company and its customers, contractors, or other entities with which it has a business relationship (together, “Trading Partners”) has at all times been commercially reasonable and represents the fair market value for rendered services or purchased items or does not otherwise violate any Healthcare Laws. No remuneration exchanged between the Company and its Trading Partners has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between the Company and such Trading Partners.

                    (d) Neither the Company nor any of its current directors, officers, employees or Trading Partners has been debarred or subject to mandatory or permissive exclusion from participation in Medicare, Medicaid, or any other federal or state healthcare program.

                    (e) There has not been any material violation of any Healthcare Laws by the Company in its maintenance of all records required under any Healthcare Laws that would give rise to any Company liability for such violation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT

          The Parent represents and warrants to the Company and the Indemnifying Members that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

          3.1 Organization and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          3.2 Authorization of Transaction. The Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the series of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.3 Noncontravention. Neither the execution and delivery by the Parent of this Agreement, nor the consummation by the Parent of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Parent, (b) require on the part of the Parent or any Subsidiaries of Parent any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity not contemplated by this Agreement, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Parent or any Subsidiaries of Parent is a party or by which the Parent or any Subsidiaries of Parent is bound or to which any of their assets is subject the effect of which would be to have a Parent Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of the Parent or any Subsidiaries of Parent, or

(e) to the Parent’s knowledge, violate any written order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or any of its Subsidiaries or any of their respective properties or assets.

          3.4 Financing. At the Closing Date, Parent will have sufficient cash to enable it to pay the cash portion of the Closing Amount. As of the Closing Date, the Parent will have on hand cash amounts equal to the maximum amount payable under the Earnout Payment and Earnout Override. The Parties acknowledge that the immediately preceding sentence speaks only as of the Closing Date and that no guarantee can be made concerning the financial status of the Parent (cash or otherwise) as of the date amounts are due pursuant to the Earnout Payment and the Earnout Override.

          3.5 SEC Filings. Parent has timely filed all Parent SEC Reports.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB
REGARDING MERGER SUB

          The Parent and Merger Sub, jointly and severally represent and warrant to the Company and the Members that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

          4.1 Organization and Corporate Power. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. The Merger Sub has all requisite company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          4.2 Authorization of Transaction. The Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Merger Sub of this Agreement and the consummation by the Merger Sub of the series of transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of the Merger Sub. This Agreement has been duly and validly executed and delivered by the Merger Sub and constitutes a valid and binding obligation of the Merger Sub, enforceable against it in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3 Litigation. There is no action, suit, investigation or proceeding pending against or, to the Merger Sub’s Knowledge, threatened against or affecting Merger Sub or any of its respective officers or managers in their capacity as officers or managers of Merger Sub before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the series of transactions contemplated hereby..

          4.4 Noncontravention. Neither the execution and delivery by the Merger Sub of this Agreement, nor the consummation by the Merger Sub of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of organization or operating agreement of the Merger Sub, (b) require on the part of the Merger Sub any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity except those filings contemplated hereby, under the Securities Act, and state corporation/securities laws, if any, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Merger Sub is a party or by which the Merger Sub is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Merger Sub, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Merger Sub or any of its properties or assets.

ARTICLE V
PRE-CLOSING AND POST-CLOSING COVENANTS

          5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger and its related transactions are satisfied.

          5.2 Governmental and Third-Party Notices and Consents.

                    (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

                    (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule or resulting from the delivery requirements set forth in Section 6. Parent will promptly advise the Company of any written notice from a third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

          5.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Parent (which consent shall not be unreasonably withheld):

                    (a) issue or sell any Membership Interest or other securities of the Company or any options, warrants or rights to acquire any such Membership Interest or other securities, or amend any of the terms of (including the vesting of) any options, warrants or restricted Membership Interest agreements, or repurchase or redeem any interest in the Company of any kind whatsoever or other securities of the Company;

                    (b) [reserved];

                    (c) create, incur or assume any indebtedness (including obligations in respect of capital leases), other than changes in the principal balance of the Company line of credit; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

                    (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its managers, officers or employees, generally or individually, or pay any bonus or other benefit to its managers, officers or employees (except for existing payment obligations listed in Section 2.21(a) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

                    (e) acquire, sell, lease, license or dispose of any assets or property other than purchases and sales of assets in the Ordinary Course of Business with a value not in excess of $25,000;

                    (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

                    (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                    (h) amend its Articles of Organization, Operating Agreement or other organizational documents;

                    (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

                    (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.14 of the Disclosure Schedule (other than new customer agreements providing for the payment by the customer of not more than $50,000 per annum individually or $100,000 per annum for all such agreements in the aggregate);

                    (k) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

                    (l) institute or settle any Legal Proceeding;

                    (m) take any action of a nature required to be listed in Section 2.7 of the Disclosure Schedule;

                    (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied; or

                    (o) agree in writing or otherwise to take any of the foregoing actions.

          5.4 Access to Information. From the date of this Agreement until the Closing, the Company shall permit representatives of the Parent to have access (at reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company (other than attorney/client privileged information or attorney work product). Parent shall not meet with the Company’s customers and suppliers (in person or otherwise) to discuss, and shall use its Reasonable Best Efforts not to discuss otherwise with such customers or suppliers, the Company’s relationship with such customers or suppliers without informing the Company reasonably in advance of such meeting and giving the Company the opportunity to be present at such meeting.

          5.5 Notice of Breaches.

                    (a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule unless Parent expressly agrees in writing.

                    (b) From the date of this Agreement until the Closing, the Parent shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of Parent or Merger Sub in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement unless the Member Representatives expressly agree in writing.

          5.6 Exclusivity.

                    (a) From the date of this Agreement until the Closing or otherwise upon termination of this Agreement, the Company shall not, and the Company shall require each of its managers, officers, employees, representatives, and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Parent) concerning any merger, acquisition, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, equity interest exchange, sale of Membership Interests, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Parent or its representatives) or (iii) engage in discussions or negotiations with any party (other than the Parent) concerning any such transaction.

                     (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company or any Member receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one Business Day after such receipt, notify the Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

          5.7 Expenses. Except as expressly set forth in this Agreement, each of the Parties shall bear its own costs and expenses (including legal, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, except as specifically set forth in this Agreement, neither the Parent nor Merger Sub shall pay any costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby including, but not limited to, those fees, costs and other expenses of its brokers and its counsel, including without limitation, Lewis Rice & Fingersh, L.C. Similarly, except as specifically set forth in this Agreement, neither the Company nor any Member shall pay any costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby including, but not limited to, those fees, costs and other expenses of its brokers and its counsel, including without limitation, Rutan & Tucker, LLP.

          5.8 Proprietary Information. From and after the Closing, no Member shall disclose or make use of, and each Member shall cause all of his Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Company, Merger Sub or the Parent and their respective businesses (including the financial information, technical information or data relating to the Company’s services and names of customers of the Company), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by any Member or an Affiliate or such disclosure is required by process of Law.

          5.9 Confidentiality. Each of the parties hereto agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby, shall be governed by the terms of the Confidentiality Agreement between the Company and Parent dated November 30, 2007, provided, however, that any Party may make such disclosures as may be required under applicable law including, without limitation, those applicable provisions of the Securities Act and Exchange Act.

          5.10 Insurance Matters.

                    (a) Prior to the Closing, Company shall maintain in effect at its expense an errors and omissions liability insurance policy with a term which terminates no less than three years after the Closing Date covering (i) the Members and (ii) all officers, managers and employees of Company, as of immediately prior to the Closing, with coverages in amount and scope at least as favorable as Company’s errors and omissions liability insurance policy in effect on the Closing Date (the “E&O Policy”). The E&O Policy will cover, by way of appropriate tail insurance coverage or otherwise, all claims arising out of, resulting from or pertaining to facts, events or matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date.

                    (b) After the Effective Time, the Operating Agreement of the Company may not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect materially and adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

          5.11 Guarantees.

                    (a) The Parent shall use its Reasonable Best Efforts to obtain no later than the Closing Date, a release of any and all personal guarantees of Debt given by any Member or their Affiliates set forth on Section 5.11 of the Disclosure Schedule.

                    (b) The Indemnifying Members shall use their Reasonable Best Efforts to obtain no later than fourteen (14) days after the Closing Date a release of the Company’s guaranty of any Debt provided on behalf of InfoNow or any Company Affiliate.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF MERGER

          6.1 Conditions to Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or written waiver by the Parent) of the following additional conditions:

                    (a) [reserved];

                    (b) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Parent) all of the waivers, permits, consents, approvals, novations or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Company to consummate the transactions contemplated by this

Agreement, including, but not limited to, the consents set forth in Section 2.4(c) of the Disclosure Schedule, and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement;

                    (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing except to the extent they pertain to a different date as specifically indicated;

                    (d) the Company and each of the Indemnifying Members shall each have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                    (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the series of transactions contemplated by this Agreement or any one of them, (ii) cause the series of transactions contemplated by this Agreement or any one of them to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                    (f) the Company shall have delivered to the Parent the Company Certificate;

                    (g) the Parent shall have received the resignations, effective as of the Closing, of each manager, managing member, director and officer of the Company specified by the Parent; provided, however, that such resignation shall have no effect on any employment agreement such individual may have as disclosed on the Disclosure Schedule and or any benefits under any Company employee benefit plan in effect with respect to such individual as of the Closing.

                    (h) Ben Tischler, Mike Noble, Mike Gerling, Monte Sandler, Deb Linder-Watts and Adam Steinberg shall each have entered into an employment agreement (including noncompete and non-solicitation provisions) with the Surviving Company that is acceptable to the Surviving Company and Ben Tischler, Mike Noble, Mike Gerling, Monte Sandler, Deb Linder-Watts and Adam Steinberg shall each have entered into confidentiality, inventions assignment and nondisclosure agreements as may be required by Parent providing to the Parent and Surviving Company the maximum trade secret and intellectual property protection under the law of the state of each such person’s residence and substantially in the form of the standard agreements currently employed by Parent for such purposes;

                    (i) all Membership Interest Purchase Plans, if any, shall have been terminated;

                    (j) since the date of this Agreement, there will not have occurred and there will have been no change, event or development that has had, individually or in the aggregate, a Material Adverse Effect;

                    (k) all outstanding options to acquire a Membership Interest, if any, shall have been terminated;

                    (l) the Company shall have obtained the Requisite Member Approval of the Members;

                    (m) the Company, if instructed by Parent, in Parent’s sole discretion, shall have terminated all of Company’s banking facilities (provided, however, that the Parent shall have caused to be paid any indebtedness outstanding under such banking facilities. Parent will pay up to $5,000 of any pre-payment and/or termination fees required to terminate such banking facilities and the Members shall be responsible for any such fees in excess of $5,000;

                    (n) the Parent shall have received the legal opinion of the Company’s counsel substantially in the form of Exhibit F, attached hereto, dated as of the date of this Agreement;

                    (o) the amount of Debt at the Closing shall not exceed the Maximum Allowable Closing Debt as set forth in Section 1.6(a)(ii);

                    (p) the Parent or one of its Affiliates shall have entered into the License Agreement with InfoNow (concerning “PowerFlow”), in substantially the form attached hereto as Exhibit G; and

                    (q) Each of Mike Noble and Ben Tischler shall have repaid in full all amounts owing by each of them to the Company.

          6.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

                    (a) the Parent shall have obtained at its own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of the Parent and/or the Merger Sub to consummate the series of transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement;

                    (b) the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing except to the extent they pertain to a different date as specifically indicated herein;

                    (c) each of the Parent and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                    (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect or (iii) have, individually, or in the aggregate, a Parent Material Adverse Effect;

                    (e) the Parent shall have delivered to the Company the Parent Certificate;

                    (f) the Company shall have received such other certificates and instruments as it shall reasonably request in connection with the Closing;

                    (g) the Surviving Company shall have entered into employment and confidentiality agreements as set forth in Section 6.1(h);

                    (h) the Parent or one of its Affiliates shall have entered into the License Agreement with InfoNow (concerning “PowerFlow”), in substantially the form attached hereto as Exhibit G;

                    (i) the Company shall have obtained the Requisite Member Approval;

                    (j) since the date of this Agreement, there will not have occurred and there will have been no change, event or development that has had, individually or in the aggregate, a Parent Material Adverse Effect;

                    (k) the Members shall have received the releases of the personal guarantees of Debt as contemplated by Section 5.11;

                    (l) the Members shall have received the legal opinion of the Parent’s counsel substantially in the form of Exhibit H, attached hereto, dated as of the date of this Agreement; and

                    (m) the subordinated debt to Maxine Hirsch shall be paid in full.

ARTICLE VII
INDEMNIFICATION

          7.1 Indemnification by the Indemnifying Members. Except as otherwise set forth in this Article VII, the Company (prior to Closing) and the Indemnifying Members (after the Closing) shall severally and not jointly based upon such Indemnifying Member’s Pro Rata Share indemnify the Parent in respect of, and hold it harmless against any and all Damages incurred or suffered by the Surviving Company or the Parent or any Affiliate thereof resulting from, relating to or constituting the matters set forth in this Section 7.1. In addition to the foregoing, and not by way of limitation, the Parent’s right to indemnification hereunder shall not be affected by (i) any investigation conducted by Parent or any of its Affiliates or (ii) any disclosures in the Disclosure Schedules related to (A) Capitalization (Section 2.2), (B) Taxes (Section 2.9), (C) Intellectual Property (Section 2.13), (D) Litigation (Section 2.18), (E) Employee Benefits (Section 2.21), and (F) Legal Compliance (Section 2.23).

                    (a) any breach of any representation or warranty of the Company contained in this Agreement (other than any breach of Section 2.9 of this Agreement which shall be resolved pursuant to Article VIII of this Agreement) or any other agreement or instrument furnished by the Company or any Member to the Parent pursuant to this Agreement), as though such representations and warranties were restated and made at and as of the Closing Date;

                    (b) any failure to perform any covenant or agreement of the Company or any Member contained in this Agreement or any agreement or instrument furnished by the Company or any Member to the Parent pursuant to this Agreement;

                    (c) any failure of any Member to have good, valid and marketable title to the issued and outstanding Membership Interests registered in such Member’s name, free and clear of all Security Interests (it being understood that the indemnification obligation in this Section 7.1(c) shall be several, and not joint, as to the Member with respect to whom the failure has occurred);

                    (d) any claim by a Member or former Member of the Company, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any interest in the Company which differ from those set forth in the Disclosure Schedule; (ii) any rights of a Member (other than the right to receive the Aggregate Transaction Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Organization or Operating Agreement of the Company; or (iv) any claim that his, her or its shares were wrongfully involved in the transactions contemplated by this Agreement or which concerns the entry into this Agreement by any of the Parties or the process related thereto;

                    (e) any claim of any entity (private, Governmental Entity or otherwise) or Damages as a result of the Coding Activities; or

                    (f) any Third Party Actions concerning matters related to the Company or any of the Members which matter giving rise to the Third Party Action occurred prior to the Closing Date, regardless of when such Third Party Action is filed or otherwise instituted, including, without limitation, any claims concerning the matter set forth in Section 7.1(f) of the Disclosure Schedule.

          7.2 Indemnification by the Parent. The Parent shall indemnify the Company (prior to the Effective Time) and the Members and their Affiliates (after the Effective Time) in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company (prior to the Effective Time) or the Members or any Affiliate thereof (after the Effective Time) resulting from, relating to or constituting:

                    (a) any breach of any representation or warranty of the Parent or the Merger Sub contained in this Agreement or any other agreement or instrument furnished by the Parent or the Merger Sub to the Company or the Member Representatives pursuant to this Agreement;

                    (b) any failure to perform any covenant or agreement of the Parent or the Merger Sub contained in this Agreement or any agreement or instrument furnished by the Parent or the Merger Sub to the Company or the Member Representatives pursuant to this Agreement; or

                    (c) any Third Party Actions concerning matters related to the Surviving Company which matter giving rise to the Third Party Action occurred on or after the Closing Date.

          7.3 Third Party Actions.

                    (a) Notice of Third Party Actions. An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

                    (b) Indemnification by the Indemnifying Members of Third Party Actions. The obligations and liabilities of the Indemnifying Members hereunder with respect to a Third Party Action for which the Parent is entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions.

                              (i) The Indemnifying Members will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at their sole cost and expense and with counsel of their choosing (subject to the approval of the Parent, which will not be unreasonably withheld or delayed) and the Parent will reasonably cooperate in the defense thereof. The Parent may participate in such defense with counsel of its own choosing, provided that the Indemnifying Members will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Parent under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Parent in connection with the defense of such Legal Proceeding unless the Parent is also a party to such Third Party Action and the Parent determines in good faith that it has available to it one or more defenses or counterclaims that are inconsistent with those of the Indemnifying Members. If the Indemnifying Members assume the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Members without the written consent of the Parent (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Parent, (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Members, and (z) such settlement is not disclosed to the public or available for review by any third party. The Parent will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).

                              (ii) Notwithstanding the provisions of Section 7.3(b)(i) of this Agreement, if the Indemnifying Members fail or refuse to undertake the defense of such Third Party Action within fourteen (14) days after delivery of written notification to the Indemnifying Members of the commencement of such Third Party Action or if the Indemnifying Members later withdraw from such defense, the Parent will have the right to undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Members responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Parent.

                    (c) Indemnification by the Parent of Third Party Actions. The obligations and liabilities of Parent hereunder with respect to a Third Party Action for which the Company, the Members or their Affiliates are entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions:

                              (i) The Parent will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at the Parent’s sole cost and expense and with counsel of Parent’s choosing (subject to the approval of the Member Representatives, which will not be unreasonably withheld or delayed) and the Member Representatives will reasonably cooperate in the defense thereof. The Member Representatives may participate in such defense with counsel of their own choosing, provided that the Parent will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Company, the Members or their Affiliates under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Company, the Members or their Affiliates in connection with the defense of such Legal Proceeding unless such parties are also a party to such Third Party Action and the Member Representatives determines in good faith that they have available to them one or more defenses or counterclaims that are inconsistent with those of the Parent. If the Parent assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Parent without the written consent of the Member Representatives (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Company, the Members or their Affiliates, (y) the sole relief provided is monetary damages that are paid in full by the Parent, and (z) such settlement is not disclosed to the public or available for review by any third party except as required by law. The Company, the Members and their Affiliates will have no liability with respect to any compromise or settlement of such claims without their written consent (which consent will not be unreasonably withheld or delayed).

                              (ii) Notwithstanding the provisions of Section 7.3(c)(i) of this Agreement, if the Parent fails or refuses to undertake the defense of such Third Party Action within fourteen (14) days after delivery of written notification to the Parent of the commencement of such Third Party Action or if the Parent later withdraws from such defense, the Member Representatives will have the right to undertake the defense of such claim with counsel of their own choosing, with the Parent responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Member Representatives.

          7.4 Non-Third Party Actions.

                    (a) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the

Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

                    (b) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, provided that if the Indemnified Party is the Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to release the Claimed Amount to the Parent from the Escrow Account); (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer, provided that if the Indemnified Party is the Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to release the Agreed Amount to the Parent from the Escrow Fund); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount provided that any notice of such dispute shall identify the matters set forth in the Claim Notice which are disputed and shall provide with reasonable specificity the amount of the Claim which is in dispute and the portion of the Escrow Fund specified in the Claim Notice that the Member Representatives believe should not be delivered to Parent.

                    (c) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved and a final determination rendered pursuant to Section 11.13. If the Indemnified Party is the Parent and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party shall deliver to the Escrow Agent, promptly following resolution of the Dispute (whether by mutual agreement, or arbitration), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be released to the Parent and/or the Indemnifying Members (which notice shall be consistent with the terms of the resolution of the Dispute).

          7.5 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) of this Agreement shall (a) survive the Closing and (b) shall expire on the date which is the second anniversary of the Closing Date except for those representations and warranties of Company concerning Capitalization (Section 2.2), Taxes (Section 2.9), Intellectual Property (Section 2.13), Employee Benefits (Section 2.21) and Environmental (Section 2.22), which shall be for their respective statute of limitations. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved, the Indemnified Party shall promptly so notify the Indemnifying Party and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to release such retained funds of the Escrow Fund in accordance with the resolution of such matter pursuant to the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation or due diligence conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any Closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

          7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Aggregate Transaction Consideration for Tax purposes.

          7.7 Limitations.

                    (a) No claim for indemnity under this Agreement may be made unless (i) the amount of determined indemnifiable Damages incurred with respect to such claim exceeds fifteen thousand dollars ($15,000), and (ii) the aggregate of all claims for Damages exceeds one hundred thousand dollars ($100,000) (the “Deductible”), at which time claims may be made for the entire amount of the aggregate of all claims for Damages in excess of such Deductible. By way of example only, if there are a series of claims that aggregate $115,000, then Parent may make a claim for indemnity in the amount of $15,000. Claims and adjustments pursuant to Article I shall not be subject to the limitations of this Section 7.7.

                    (b) The Parent shall have the following rights in satisfying its adjustments, holdbacks and claims for Damages under Section 1.6 and Article VII and VIII:

                              (i) The Parent shall have the obligation to satisfy any indemnifiable Damages which it may determine under Section 1.6 and Articles VII and VIII hereof first from the Escrow Fund pursuant to the terms of the Escrow Agreement.

                              (ii) To the extent that the Escrow Fund is insufficient to pay in full any determined adjustments, holdbacks and indemnifiable Damages under Section 1.6 (Adjustments) and Articles VII and VIII hereof, the Parent shall have the right to set off any determined adjustments, holdbacks and indemnifiable Damages under Section 1.6 and Articles VII and VIII hereof against any amounts payable to the Members under this Agreement.

                              (iii) The Parent shall also have the right to collect from each Indemnifying Member his/its Pro Rata Share of any determined indemnifiable Damages under

Section 1.6 and Articles VII and VIII hereof that are not otherwise satisfied under Sections 7.7(b)(i) and (ii) above.

                    (c) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of Damages that may be indemnified by the Company and the Indemnifying Members pursuant to Section 7.1 shall not exceed the amount of the Aggregate Transaction Consideration.

                    (d) In determining the amount of any indemnification obligations under this Article VII, the amount of any obligation for which indemnification may be claimed by any Indemnified Party shall be reduced by any insurance proceeds received by the Indemnified Party (or by any Affiliate of the Indemnified Party) with respect to the matter that is the subject of the indemnified claim or any tax benefit actually received as a reduction in tax due or receipt of a tax refund. Each Indemnified Party (on behalf of itself and its Affiliates) agrees to make good faith, commercially reasonably efforts to obtain all such insurance proceeds available to it; provided, however, that no claim for indemnification shall be conditioned upon the final resolution of such insurance claim – the proceeds of such claim to be paid back to the Indemnifying Party if collected after the payment by the Indemnifying Party to the Indemnified Party concerning such claim.

                    (e) Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnity under this Agreement may be made to the extent such claim relates to amounts that are accrued for as current liabilities on the Final Balance Sheet as determined by the parties pursuant to Section 1.6.

                    (f) The remedies set forth in this Article VII shall be the exclusive remedy of the Parties with respect to the matters set forth in this Article VII.

ARTICLE VIII
TAX MATTERS

          8.1 Tax Indemnification. The Indemnifying Members shall indemnify and hold harmless the Parent and the Surviving Company, and any successors thereto or Affiliates thereof in respect of and against Damages resulting from, relating to, or constituting (x) a breach of any representation contained in Section 2.9 of this Agreement, (y) the failure to perform any covenant or agreement set forth in this Article VIII, and (z) without duplication, the following Taxes:

                    (a) Any Taxes for any Taxable period ending on or before the Closing Date due and payable by the Company and not reserved for on the Final Balance Sheet; and

                    (b) Any Taxes for any Taxable period ending on or before the Closing Date for which the Company has any liability as a transferee or successor, or pursuant to any contractual obligation or otherwise and not reserved for on the Final Balance Sheet; and

                    (c) Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the series of transactions contemplated by this Agreement whether levied on the Parent, the Surviving Company, the Company or any of the Members.

          8.2 Preparation and Filing of Tax Returns; Payment of Taxes.

                    (a) Pre-Closing. The Company shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for the Company for periods ending prior to Closing Date that are required to be filed (taking into account extensions) prior to the Closing Date and shall pay all Taxes with respect thereto.

                    (b) Filing Date Straddle of Closing Date. The Member Representatives shall prepare and the Surviving Company shall file or cause to be filed all Tax Returns for the Company for periods ending prior to or on the Closing Date that are required to be filed (taking into account extensions) after the Closing Date and the Surviving Company shall pay all Taxes with respect thereto. To the extent that the Taxes attributable to the periods beginning before the Closing Date have not been accrued for on the Final Balance Sheet as determined by the parties pursuant to Section 1.6, the Indemnifying Members shall pay the Surviving Company the amount of such Taxes that were not accrued by means of a withdrawal from the Escrow Fund.

                    (c) Taxable Period Straddle of Closing Date. The Surviving Company shall prepare any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date and Surviving Company shall file such returns and shall pay all Taxes with respect thereto. Such returns shall be prepared on a basis consistent with the last previous similar Tax Return to the extent permitted under applicable law. To the extent that the Taxes attributable to the periods beginning before the Closing Date have not been accrued for on the Final Balance Sheet as determined by the parties pursuant to Section 1.6, the Indemnifying Members shall pay the Surviving Company the amount of such Taxes that were not accrued by means of a withdrawal from the Escrow Fund.

                    (d) Post-Closing. The Surviving Company shall prepare and file all tax returns for periods beginning on and after the Closing Date.

          8.3 Audits, Assessments, Etc. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes for which the Members are or may be liable under this Agreement, the recipient of such notice shall promptly inform the other Parties. The failure of the recipient to notify the other Parties promptly shall not relieve the Members of any obligations under this Agreement except to the extent such failure materially prejudices the Members. The Parent shall have the exclusive right to control any resulting proceedings. The Member Representatives shall have the right to participate at the Members’ own expense, in such proceeding, or portion thereof, only to the extent such proceeding, or portion thereof, or determination, or portion thereof, affects the amount of Taxes for which the Members are liable under this Agreement, and the Parent may settle any such proceeding or determination, or portion thereof, to the extent such proceeding or determination affects the amount of Taxes for which the Members are liable under this Agreement only with the prior written consent of the Member Representatives, which consent shall not be unreasonably withheld.

          8.4 Termination of Tax Sharing Agreements. All Tax sharing, Tax indemnity or Tax distribution agreements or similar arrangements, including any such provisions in the Company’s Operating Agreement, with respect to or involving the Company, if any, shall be terminated prior to the Closing Date and, after the Closing Date, the Parent, the Company, the Surviving Company and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

          8.5 Indemnification Claims.

                    (a) Scope of Article VIII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims set forth in this Article VIII, and shall not, except for Section 7.7, otherwise be subject to the terms and conditions, set forth in Article VII. To the extent there is any inconsistency between the terms of Article VII and this Article VIII with respect to the allocation of responsibility between the Company, the Members and the Parent for Taxes relating to the business of the Company, the provisions of this Article VIII shall govern.

                    (b) Claim Procedure. For purposes of clarification, (i) claims for a breach of an obligation under this Article VIII may be made by a Party at any time prior to the thirtieth (30th) day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates, (ii) in order to seek indemnification under this Article VIII, the Parent shall deliver a Claim Notice to the Member Representatives, and if the Parent is seeking to enforce such claim pursuant to the Escrow Agreement, the Parent shall deliver a copy of the Claim Notice to the Escrow Agent in the form prescribed by the Escrow Agreement, (iii) upon delivery of any Claim Notice hereunder, the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice, and (iv) within twenty (20) days after delivery of a Claim Notice, the Member Representatives shall deliver to the Parent a Response in which the Member Representatives shall: (1) agree that the Parent is entitled to receive all of the Claimed Amount (in which case the Member Representatives and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by the Member Representatives and the Parent instructing the Escrow Agent to release the Claimed Amount (or, if lesser, the amount remaining in the Escrow Account) to the Parent); (2) agree that the Parent is entitled to receive the Agreed Amount (in which case the Member Representatives and the Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by the Member Representatives and the Parent instructing the Escrow Agent to release the Agreed Amount (or, if lesser, the amount remaining in the Escrow Account) to the Parent), or (3) dispute that the Parent is entitled to receive any of the Claimed Amount.

          8.6 Dispute Resolution. During the thirty (30) day period following the delivery of a Response that reflects a Dispute, the Parent and the Member Representatives shall attempt in good faith to resolve the Dispute. If, at the end of the thirty (30) day period, the Parent and the Member Representatives have not resolved such Dispute, the Parent and the Member Representatives shall refer the Dispute for determination to the Adjustment Accountants, and the parties will be reasonably available and work diligently to facilitate the Adjustment Accountants to render a determination within a twenty (20) day period immediately following the referral to them. A determination by the Adjustment Accountants with respect to any item of Dispute submitted to them will be binding on the Parent and the Members. The fees and expenses of the Adjustment Accountants shall be borne by the Members on the one hand and the Parent on the other hand based on the Pro Rata Award.

          8.7 Limitations. The Members shall have no right of contribution against the Company or the Surviving Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. Any payments made to the Parent pursuant to this Article VIII shall be treated as an adjustment to the Aggregate Transaction Consideration for Tax purposes.

ARTICLE IX
TERMINATION

          9.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

                     (a) the Company and Parent may terminate this Agreement by mutual written consent;

                     (b) the Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 6.1 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Parent to the Company of written notice of such breach;

                     (c) the Company may terminate this Agreement by giving written notice to the Parent in the event the Parent or the Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) and (c) of Section 6.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Parent of written notice of such breach;

                     (d) the Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before May 31, 2008 by reason of the failure of any condition precedent under Section 6.1 and such failure is not attributable to any action or inaction taken by Parent or Merger Sub; or

                     (e) the Company may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before May 31, 2008 by reason of the failure of any condition precedent under Section 6.2 and such failure is not attributable to any action or inaction taken by the Company.

          9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that each Party shall remain liable for any breach of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.8 (Proprietary Information) and 5.10 (Confidentiality), and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

ARTICLE X
DEFINITIONS

          For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

          “Accounting Policies” shall mean the cost accounting policies set forth in Exhibit D to the Agreement.

          “Accounts Receivable” shall mean each and all accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date).

          “Adjustment Accountants” shall have the meaning set forth in Section 1.6(d)(iii) of this Agreement.

          “Adverse Consequences” shall have the meaning set forth in the definition of Claim Notice.

          “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

          “Agreed Amount” shall mean part, but not all, of the Claimed Amount.

          “Aggregate Transaction Consideration” shall mean the sum of:

                    (a) the Closing Amount;

                    (b) any Closing Amount Adjustment payable to the Members in accordance with Section 1.6           hereof;

                    (c) the Earnout Payment and Earnout Override payable to the Members, if any; and

                    (d) any amount released to the Members from the Escrow Fund, both previously paid and then           currently payable as of the applicable Payment Date.

          “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

          “Articles of Organization” shall mean the articles of organization of the Company under the MRS.

          “Business” shall mean the provision of revenue cycle management services as provided by the Company to physician groups and ambulatory care centers as of the Effective Time, consisting of outsourced billing management services, claims denial management, software sales, technology support services, account management services and data management and decision support information technology. As of the date of this Agreement, the Company conducts the following functions and activities in order to provide such services to healthcare providers:

                    (i) comprehensive billing and fee collection;

                    (ii) printing and mailing of claim forms and electronic submission of claims and printing and           mailing of patient statements;

                    (iii) posting of payments, management of adjustments and explanation of benefits reviews;

                    (iv) designing and automating provider-specific sets of decision criteria to bill, correct and remedy,           collect and monitor revenue cycle trends using rules-based analytics;

                    (v) re-selling third-party practice management software;

                    (vi) training with regards to and support of, selected third-party software;

                    (vii) client implementation and customer support;

                    (viii) providing data analytics, application interfaces, and application hosting;

                    (ix) routine account manager client meetings and client performance reviews;

                    (x) accounting services;

                    (xi) credentialing services;

                    (xii) coding review and education; and

                    (xiii) accounts receivable follow-up.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of Los Angeles, California are required or authorized by law to be closed.

          “Cash” shall mean all cash and cash equivalents of the Company as of the Closing (including liquid debt instruments held as assets of the Company with maturities of three months or less), calculated in accordance with GAAP and the Accounting Policies.

          “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Without limiting the foregoing, a Claim Notice shall also include written notification which contains (i) claims dependent upon the outcome of any actual proceeding, investigation, suit or action or any proceeding, investigation, suit or action threatened in writing (a “Pending Action”), and (ii) Parent’s good faith determination that there exists a Pending Action and setting forth a reasonable estimate of any and all Damages, net of any Tax benefit actually realized as a reduction in tax due or receipt of tax refund or any insurance proceeds received by any party entitled to indemnification as a result thereof (“Adverse Consequences”) reasonably anticipated to be incurred in connection with such Pending Action, including, without limitation, Adverse Consequences which may be incurred if such Pending Action is determined adversely (such amount the “Pending Action Amount”), then that portion of the Escrow Fund equal to the Pending Action Amount, less that portion of the Deductible, to the extent applicable, if any remains that has not been used to offset prior claims, shall be deemed to be “Disputed Funds” under the terms of the Escrow Agreement. Upon all or any portion of the Pending Action Amount becoming a Claimed Amount, Parent and the Member Representatives shall comply with the terms hereof regarding Claimed Amounts and such Claimed Amounts shall be deemed Claimed Amounts for which notice has been timely given.

          “Claimed Amount” shall mean the amount of any Damages incurred by the Indemnified Party.

          “Closing” shall mean the closing of the series of transactions contemplated by this Agreement.

          “Closing Amount” shall mean the following:

(a) Cash: Eight Million Dollars ($8,000,000);

          (b) Parent Stock: Seven Million Three Hundred Fifty Thousand Dollars ($7,350,000) of Parent’s unregistered, restricted Common Stock (the “Parent Stock”) delivered to the Members on the Closing Date valued based upon the average closing price of the Parent Stock as reported by the Nasdaq Global Select Market over the 45 trading days ending on the trading day immediately prior to the Closing Date (the “Parent Stock Valuation”) and subject to the Stock Restriction; and

          (c) The Closing Amount shall be (i) reduced by the Estimated Net Debt Adjustment, if any, (ii) reduced by the Estimated Working Capital Adjustment, if any, and (iii) decreased by the cash and Parent Stock amounts (valued using the Parent Stock Valuation) to be deposited into the Escrow Fund.

          “Closing Amount Adjustment” shall have the meaning set forth in Section 1.6(c) of this Agreement.

          “Closing Date” shall have the meaning set forth in Section 1.2.

          “Closing Date Working Capital” shall mean, as of the Closing Date and giving effect to the consummation of the Merger, the difference of the Company’s total current assets (including accounts receivable and prepaid expenses but excluding Cash), minus the Company’s total current liabilities (excluding the current portion of any Debt but including the Company Closing Expenses to the extent not paid), determined in accordance with GAAP and the Accounting Policies.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Coding Activities” shall have the meaning set forth in Section 2.23.

          “Commitments” shall have the meaning set forth in the definition of Equity Interest.

          “Company” shall have the meaning set forth in the first paragraph of this Agreement.

          “Company Certificate” shall mean a certificate to the effect that each of the conditions specified in of Section 6.1 of this Agreement is satisfied in all respects.

          “Company Closing Expenses” shall mean the expenses incurred by the Company in connection with the consummation of the series of transactions contemplated hereby, including, without limitation, transaction-related expenses of counsel and accountants (but not including regular audit fees), printing, filing, investment banking and financial advisory fees and commissions.

          “Company Intellectual Property” shall mean the Intellectual Property owned by the Company and used in connection with the Business.

          “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate for employees or Members of the Company or an ERISA Affiliate.

          “Customer Deliverables” shall mean the services that the Company (i) currently provides, or (ii) has provided within the previous five years.

          “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages (but not incidental, consequential or punitive damages), fines, fees, penalties, interest obligations, deficiencies, losses and reasonable expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, investigation of allegations, defense of allegations, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or threatened litigation).

          “Debt” shall mean the sum of (a) all obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, (b) all obligations of the Company evidenced by bonds, debentures, notes, preferred equity or similar instruments, (c) all obligations of the Company upon which interest charges are customarily paid, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all obligations of the Company issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (f) all capitalized lease obligations of the Company, (g) all obligations of others secured by any lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (h) all obligations of the Company under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of the Company, and (j) all guarantees and arrangements having the economic effect of a guarantee by the Company of any indebtedness of any other person. For the purposes of clarification, Debt does not include accounts payable or other liabilities to the extent such amounts are taken into account in calculating Estimated Working Capital or Closing Date Working Capital as contemplated under Section 1.6 of this Agreement.

          “Deductible” shall have the meaning set forth in Section 7.7(a).

          “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent. A full set of all contents of the Disclosure Schedule was delivered to the Parent no less than three (3) Business Days prior to the execution of this Agreement.

          “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

          “Earnout Accountants” shall have the meaning set forth in Section 1.7(b).

          “E&O Policy” has the meaning set forth in Section 5.11 of the Agreement.

          “Earnout Certificate” shall have the meaning set forth in Section 1.7(a) of this Agreement.

          “Earnout Override” shall have the meaning set forth in Section 1.7(c) of the Agreement.

          “Earnout Payment” shall have the meaning set forth in Section 1.7(a) of this Agreement.

          “Earnout Period” shall have the meaning set forth in Section 1.7(a) of this Agreement.

          “Effective Time” shall mean the time at which the Missouri Secretary of State files the Notice of Merger for record.

          “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(3) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation.

          “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

          “Environmental Permits” shall mean all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

          “Equity Interest” means (i) with respect to a limited liability company, partnership, trust or similar Person, any and all units, membership interests or other partnership/limited liability company interests, and any Commitments with respect thereto, (ii) with respect to a corporation, any and all shares of capital stock and any option, warrant, convertible security, subscription right, conversion right, exchange right or other agreement that could require a Person to issue any of its capital stock or sell any capital stock (“Commitments”) with respect thereto, and (iii) any other equity ownership, participation or security in a Person.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

          “Escrow Account” shall be the account holding the Escrow Fund established for the purposes described under Section 1.8(a).

          “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit E.

          “Escrow Agent” shall mean the escrow agent under the Escrow Agreement, which shall initially be US Bank, Los Angeles, California.

          “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement and paid in to the Escrow Account at the Closing pursuant to Section 1.8 consisting of the sum of:

                    (i) Five Hundred Thousand Dollars ($500,000); plus

                    (ii) shares of Parent Stock, equal to Seven Million Dollars ($7,350,000) of Parent Stock (valued                     using the Parent Stock Valuation).

          “Escrow Stock Valuation” shall mean the value assigned to the shares of Parent Stock in the Escrow Fund equal to the average closing price of the Parent Stock as reported by the Nasdaq Global Select Market over the 45 trading days ending on the trading day immediately prior to the date of the release of the Parent Stock from the Escrow Fund.

          “Estimated Net Debt” shall have the meaning set forth in Section 1.6(a)(ii).

          “Estimated Net Debt Adjustment” shall have the meaning set forth in Section 1.6(a)(ii).

          “Estimated Working Capital” shall have the meaning set forth in Section 1.6(b)(ii).

          “Estimated Working Capital Adjustment” shall have the meaning set forth in Section 1.6(b)(ii).

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Expected Claim Notice” shall mean a notice that, as a result of a Legal Proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

          “Final Balance Sheet” shall have the meaning set forth in Section 1.6(d)

          “Financial Statements” shall mean:

                    (a) the unaudited balance sheet and statement of income and cash flows of the Company as of the end of and for the twelve months ended December 31, 2007; and

                    (b) the unaudited balance sheets and unaudited statements of income and cash flows of the Company as of and for the three (3) months ended as of March 31, 2008.

          “Fiscal Year 2009” shall the period from May 1, 2008 through March 31, 2009.

          “Fiscal Year 2010” shall the period from April 1, 2009 through March 31, 2010.

          “GAAP” shall mean generally accepted accounting principles in the United States of America applied on a consistent basis and as set forth in the Accounting Policies.

          “Governmental Entity” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

          “Hazardous Materials” shall mean (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

          “Healthcare Laws” shall have the meaning set forth in Section 2.29 of this Agreement.

          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time, and any rules or regulations promulgated pursuant thereto.

          “HIPAA Commitments” shall have the meaning set forth in Section 2.23(b) of this Agreement.

          “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

          “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

          “Indemnifying Members” shall have the meaning set forth in the first paragraph of this Agreement.

          “InfoNow” shall mean InfoNow Solutions, LLC, a Missouri limited liability company.

          “Intellectual Property” shall mean all:

                    (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

                    (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

                    (c) copyrightable works, copyrights and registrations and applications for registration thereof;

                    (d) copyright, confidential information and trade secrets embodied in computer software and documentation;

                    (e) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

                    (f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

                    (g) copies and tangible embodiments thereof.

          “Internal Systems” shall mean the internal computer systems of the Company that are used in its and in connection with business or operations, including computer hardware systems, software applications and embedded systems.

          “Key Employees” shall mean Mike Noble, Ben Tischler, Monte Sandler and Mike Gerling.

          “Knowledge” of the Company shall mean the knowledge of the Key Employees and officers of the Company. “Knowledge” of the Parent or the Merger Sub shall mean the knowledge of Patrick Cline and Timothy Eggena.

          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

          “Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

          “Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator.

          “Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company, or (ii) the ability of the Parent to operate the business of the Company in the manner in which it is conducted at the time of the Closing; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect as of the execution of this Agreement and from such execution until the Closing Date: (a) changes in GAAP, or (b) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) the taking of any action contemplated by this Agreement or any of the other agreements contemplated by this Agreement, (5) the public announcement of the execution of this Agreement or the identification of Parent or the effect that such public announcement or the consummation of the transactions contemplated by this Agreement has on the business or continuing relationships of Company. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

          “Material Contract” shall have the meaning set forth in Section 2.14 of this Agreement.

          “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

          “Members” shall mean the Members of record of the Company immediately prior to the Effective Time.

          “Member Representatives” means Mike Noble and Ben Tischler and “Member Representative” means each of Mike Noble and Ben Tischler.

          “Membership Interest Purchase Plan” shall mean any Membership Interest option plan or other equity-related plan of the Company.

          “Member Transmittal Letter” shall have the meaning set forth in Section 1.3(b)(i) this Agreement.

          “Membership Interests” shall mean the interests in the Company held by the Members under the terms of the Company’s Operating Agreement.

          “Merger” shall mean the merger of the Merger Sub with and into the Company in accordance with the terms of this Agreement.

          “Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

          “MRS” shall have the meaning set forth in Section 1.1 of this Agreement.

          “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

          “Most Recent Balance Sheet Date” shall mean February 29, 2008.

          “Net Debt” shall mean Debt minus any Cash as of the Closing.

          “Notice of Merger” shall mean the notice of merger or other appropriate documents required to effect the Merger prepared and executed in accordance with the MRS in form and substance satisfactory to the Company and Parent

          “Operating Agreement” shall mean the operating agreement of the Company.

          “Ordinary Course of Business” shall mean the ordinary course of business consistent with recent past custom and practice (within the past 24 months) (including with respect to frequency and amount).

          “Parent” shall have the meaning set forth in the first paragraph of this Agreement.

          “Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 6.2 of this Agreement is satisfied in all respects.

          “Parent Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, financial condition, or results of operations of the Parent; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Parent Material Adverse Effect: (a) changes in GAAP, (b) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Parent, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in any Law applicable to businesses generally, (5) the taking of any action contemplated by this Agreement or any of the other agreements contemplated by this Agreement, (6) the public announcement of the execution of this Agreement or the identification of the Company or the effect that such public announcement or the consummation of the transactions contemplated by this Agreement has on the business or continuing relationships of Parent.

          “Parent SEC Reports” means all forms, reports and documents required to be filed by Parent with the Securities and Exchange Commission under the Securities Act and the Securities Exchange Act since December 31, 2004.

          “Parent Stock” has the meaning set forth in the definition of Closing Amount.

          “Parent Stock Valuation” shall have the meaning set forth in the definition of Closing Amount.

          “Parties” or “Party” shall mean individually and collectively (as the case may be) the Parent, the Merger Sub, the Company and the Indemnifying Members.

          “Payment Date” shall have the meaning set forth in Section 1.5 of this Agreement.

          “Pending Action” shall have the meaning set forth in the definition of Claim Notice.

          “Pending Action Amount” shall have the meaning set forth in the definition of Claim Notice.

          “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

          “Person” shall mean any natural person, corporation, limited liability company, general or limited partnership, proprietorship, other business, non-profit or charitable organization, trust, union, association (whether or not incorporated in any jurisdiction), or any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

          “Pro Rata Award” means a fraction the numerator of which is the dollar amount of disputes resolved by the Adjustment Accountants or the Earnout Accountants, as the case may be, in favor of Parent or the Members, as the case may be, and the denominator is the dollar amount of all disputes resolved by the Adjustment Accountants or Earnout Accountants, as the case may be.

          “Pro Rata Share” of any particular Indemnifying Member shall mean the total Membership Interests owned by such Indemnifying Member divided by the total number of Membership Interests owned by all of the Indemnifying Members or if such Membership Interest is expressed in the Operating Agreement as a percentage, then such percentage of such particular Indemnifying Member.

          “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

          “Referred Revenue” shall mean, for the fiscal year so indicated, the gross revenue collected by the Company from agreements concerning the Business with entities referred to the Company by Parent or its Affiliates during such fiscal year.

          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the Environment.

          “Releasees” shall have the meaning set forth in Section 1.12(a) of this Agreement.

          “Requisite Member Approval” shall mean the adoption of this Agreement and the approval of the Merger by the Members as required by Section 347.079 of the MRS and the Company’s Operating Agreement.

          “Response” shall mean a written response containing the information provided for in Section 7.4(b).

          “Rule” shall mean any constitution or statute or law or any judgment, decree, injunction, order, ruling, ordinance or final regulation or rule of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, environment, employee safety and health, fair credit reporting and anti-competitive activities.

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” shall mean the Securities Act of 1933, as amended.

          “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens for taxes not yet due and payable, and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

          “Significant Person” shall mean a Person listed in Section 2.24 of the Disclosure Schedule.

          “Software” shall mean any of the software (including the documentation thereto) owned by the Company and any software included with any of the Company’s products and/or services or the Internal Systems.

          “Stock Restriction” shall mean the following restriction on the transferability of the Parent Stock: subject to the requirements of applicable securities laws, (i) one-third of the number of shares of Parent Stock held by any Member shall become free from the imposition of restriction upon transfer imposed by this Agreement upon the first anniversary of the Closing Date; and (ii) the remaining two-thirds of the number of shares of Parent Stock held by any Member shall become free from the imposition of restriction upon transfer imposed by this Agreement upon the second anniversary of the Closing Date. Any transfer or attempted transfer of the Parent Stock other than in compliance with the foregoing shall be void and of no force or effect. Certificates representing the Parent Stock shall bear a legend as follows for so long as such shares remain in escrow but which shall be removed once such shares are released from the Escrow Fund; provided that the first such legend set forth immediately below is not required by Rule 144 under the Securities Act (the Parent’s transfer agent will be similarly notified with respect to such certificates and any electronic account entries):

THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF THE VARIOUS STATES, AND HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE ACT, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED BY THE HOLDER THEREOF AT ANY TIME EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT COVERING THESE SHARES, OR (2) UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT THESE SHARES MAY BE TRANSFERRED WITHOUT REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS AS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER DATED May 16, 2008, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

          If requested by a Member in writing to the Secretary of Parent, such legend shall be removed from the appropriate certificates representing the Parent Stock on the appropriate anniversary date.

          “Subsidiary” or “Subsidiaries” means any entity with respect to which any Person (or a Subsidiary thereof) owns 50% or more of the outstanding Equity Interests or has the power, through the ownership of Equity Interests or otherwise, to elect a majority of the directors or similar management body or to direct the business and policies of such entity.

          “Surviving Company” shall mean the Company, as the surviving entity in the Merger.

          “Target Net Debt” shall have the meaning set forth in Section 1.6(a)(ii) of this Agreement.

          “Target Working Capital” shall have the meaning set forth in Section 1.6(b)(i) of this Agreement.

          “Taxes” (including with correlative meaning “Tax” and “Taxable”) shall mean (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (c) any items described in this paragraph that are attributable to another person, but that the Company is liable to pay by law, by contract, or otherwise.

          “Tax Returns” shall mean any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

          “Third Party Action” shall mean any suit, investigation or proceeding (private or governmental) by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

          “Trading Partners” shall have the meaning set forth in Section 2.29(c).

ARTICLE XI
MISCELLANEOUS

          11.1 Press Releases and Announcements. The parties acknowledge that the Parent is a public reporting company under the Securities Act and the Exchange Act. Accordingly, the Parent will create the form of press release to be issued promptly after the Closing which it shall issue at its sole discretion. The Company agrees that it shall not issue any other press release or public announcement or make any statement to third parties relating to the subject matter of this Agreement (including disclosure of any terms of this Agreement) without the prior written approval of the Parent.

          11.2 No Third Party Beneficiaries. Except as otherwise set forth herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and the Members who are not also Indemnifying Members.

          11.3 Entire Agreement. This Agreement (including the documents referred to herein), constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, express or implied, which may have related to the subject matter hereof in any way.

          11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein, the Members, and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, Parent may assign this Agreement to Affiliated parties as they exist now or in the future; provided, further, that in the event of any such assignment, the Parent remains ultimately liable for its obligations hereunder.

          11.5 Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement and signature pages thereof for all purposes.

          11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company and Indemnifying Members:	Copy to (which shall not constitute notice):
Ben Tischler 947 Kimswick Manor Lane Ballwin, Missouri 63011 Telecopy: (314) 810-1445 Telephone: (314) 265-1444	Lewis, Rice & Fingersh, L.C. 500 North Broadway, Suite 2000 St. Louis, Missouri 63102-2147 Attn: John J. Riffle Telephone: (314) 444-1349 Telecopy: (314) 612-1349

and

Mike Noble 115 Double Eagle Drive St. Charles, Missouri 63303 Telecopy: (314) 810-1334 Telephone: (314) 265-1333
If to the Merger Sub or the Parent:	Copy to (which shall not constitute notice):

Quality Systems, Inc. 18191 Von Karman Avenue, Suite 450 Irvine, California 92612 Attn: Chief Executive Officer Telecopy: (949)255-2610 Telephone: (949)255-2600	Rutan & Tucker, LLP 611 Anton Boulevard, 14th Floor Costa Mesa, California 92626 Attn: Thomas J. Crane Telecopy: (714)546-9035 Telephone: (714)641-5100

          Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail) other than electronic mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and as to all other matters (including the validity and applicability of the arbitration provisions of this Agreement, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

          11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          11.11 Construction.

                    (a) The language used throughout this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                    (b) All terms and words used in this Agreement, regardless of whether singular or plural, or the gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

                    (c) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                    (d) Any reference herein to “including” shall be interpreted as “including without limitation”.

                    (e) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

          11.12 Attorneys Fees. Except as otherwise expressly set forth herein, in the event of any litigation or arbitration proceeding arising out of any disputes under this Agreement, the prevailing party shall be entitled to recover their reasonable costs and expenses including, without limitation, reasonable attorneys fees.

          11.13 Arbitration. Except for the (i) adjustment resolution process involving the Accountants in Section 1.6 and (ii) the dispute resolution provisions set forth in Section 1.7, any claim arising out of or related to this Agreement, or a breach hereof, is to be settled by arbitration in accordance with the procedures set forth in this Section. The parties agree that, in the event of a dispute between them relating to or arising out of this Agreement, the parties will submit such dispute to binding arbitration as provided herein. All arbitrations will be conducted in Orange County, California, or at another location mutually approved by the parties, pursuant to the Commercial Arbitration Rules of the American Arbitration Association except as provided herein. The arbitrator used will be selected from arbitrators employed by the American Arbitration Association and the decisions of the arbitrator are final and binding on the parties. All arbitrations will be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrator is enforceable in any court of competent jurisdiction. Both parties agree to waive their respective rights to further appeal or redress in any other court or tribunal except solely for the purpose of obtaining execution of the decision resulting from the arbitration proceeding. In the event of any arbitration or other legal proceeding brought by either party against the other party with regard to any matter arising out of or related to this Agreement, each party hereby expressly agrees that the final determination and award decision will also provide for an allocation and division between or among the parties to the arbitration, of: (i) reasonable legal fees and expenses as set forth in Section 11.12; and (ii) all other reasonable costs and expenses of the dispute, including court costs and arbitrator’s, reasonable accountants’ and expert witness fees, costs and expenses (including disbursements) incurred in connection with such proceedings, on a basis which is just and equitable under the circumstances. The arbitrator is directed by this Agreement to conduct the arbitration hearing no later than three months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened. Depositions will be taken only as deemed appropriate by the arbitrator and only where good cause is shown. The parties to the arbitration will be entitled to conduct document discovery by requesting production of documents. Responses or objections will be served twenty days after receipt of a request. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. Both parties agree that the arbitrator and any counsel of record to the proceeding have the power of subpoena process as provided by law. Notices of demand for arbitration must be filed in writing in accordance with Section 11.7. A demand for arbitration is to be made within a reasonable time after the claim has arisen, but in no event later than the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations. The award rendered by the arbitrators, including as to legal fees in accordance with Section 11.12, is final, and judgment may be entered upon it in accordance with law in any court of competent jurisdiction.

[Signature page follows]

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

QUALITY SYSTEMS, INC.

By:

Louis Silverman, Chief Executive Officer

and

By:

Paul Holt, Secretary

BUD MERGER SUB, LLC

By:

Louis Silverman, Chief Executive Officer

and

By:

Paul Holt, Secretary

LACKLAND ACQUISITION II, LLC dba Healthcare Strategic Initiatives

By:

Name:

Title:

and

By:

Name:

Title:

INDEMNIFYING MEMBERS:

BEN TISCHLER

MIKE NOBLE

MONTE SANDLER

MIKE GERLING

MEMBER REPRESENTATIVES

BEN TISCHLER, solely as a Member
Representative

MIKE NOBLE, solely as a Member
Representative